Exhibit 10.38

September 7, 2011

Revision 1

Mr. Carl R. Daniels

1715 Pearl Way

Oxnard, CA 93035

Dear Carl:

Congratulations and welcome to Lumber Liquidators. This letter confirms our offer of employment with Lumber Liquidators Holdings, Inc. or one of its subsidiaries (individually and collectively, as applicable, “Lumber Liquidators”). The details of our offer are as follows:

•	Title: Senior Vice President, Supply Chain

•	Reports to: Rob Lynch ~ President & COO

•	Estimated Start Date: October 31, 2011

•	Annual Base Salary: $285,000 and a one time sign on bonus of $25,000 to be paid after 30 days of continuous employment. Lumber Liquidators currently processes payroll on a weekly basis. This is subject to change. We strongly encourage employees to receive their pay via direct deposit. You will receive more information about direct deposit during new hire orientation.

•	Overtime Exemption Status: Exempt

•	Relocation: Please refer to the attached Corporate Relocation Policy for Managers and the Relocation Expense Agreement for information regarding relocation benefits offered to you.

•	Incentive Plan: You will be eligible to receive a yearly bonus in an amount up to 50% of your base salary consistent with the applicable Annual Bonus Plan. Historically, a portion of an individual’s bonus has been based upon Lumber Liquidators’ performance as a company and the remainder on goals and accomplishments specific to the individual’s position. The awarding (or decision not to award) a bonus and the amount thereof is a decision left to the sole discretion of Lumber Liquidators. Any employee bonus plan is subject to amendment, modification or termination. The amount of any bonus awarded would be prorated based on your date of hire in 2011.

•	Stock Options: A recommendation will be made to the Compensation Committee of Lumber Liquidators’ Board of Directors that you receive Lumber Liquidators non-qualified stock options with a cumulative value of $300,000 using the Black-Scholes-Merton method as of the date of award. If approved by the Compensation Committee, any option award will be granted under, subject to and governed by the 2007 Equity Compensation Plan, and shall be evidenced by a stock option grant agreement. The agreement will specify, among other things, the vesting schedule, consequences of termination of employment and other applicable terms and conditions. The timing and amount of any such award to you is subject to the discretion of the Compensation Committee and the Boiard of Directors. The Compensation Committee will meet on November 17, 2011.

•	Performance Review and Merit Increase: You will be eligible to participate in Lumber Liquidators’ annual performance review and merit program. Performance reviews are conducted in the first quarter, and merit increases, if given are typically applied by the end of April. Your 2012 merit increase, if given, would be prorated for your date of hire in 2011. Your direct supervisor will discuss the details of this program with you.

•	Benefits Eligibility: You will be eligible to participate in benefit plans offered through Lumber Liquidators per the terms and conditions of those plans. During your orientation on your first day of employment, you will receive more information regarding these plans. If you did not previously receive our 2011/2012 benefits guide, you will be given one during orientation.

•	Paid Time Off (PTO): You will be entitled to 160 hours annually of Paid Time Off (PTO) per terms and conditions of the PTO policy. PTO for 2011 will be prorated based on your date of hire.

•	Holidays: Lumber Liquidators observes six scheduled holidays each year. Those holidays currently are New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. The holiday schedule is established in advance of each year and is subject to change.

This offer of employment is contingent on the satisfactory results of a drug screening test, background verification, and your execution of the Confidentiality, Non-Solicitation and Non-Competition Agreement and your ability to show that you are eligible to work in the United States. You must complete the pre-employment drug screen within 48 hours of the verbal acceptance of this offer. You must bring a photo identification card with you to drug testing.

On your first day of employment, please arrive at 8:30 am and call Shonda Brayboy at extension 7642 from the courtesy phone in the lobby to inform her of your arrival. You will attend a brief new hire orientation. During orientation you will tour the warehouse, so please wear flat, closed toe shoes on your first day. At orientation you will be required to provide your social security card for payroll purposes, and proof of identity and employment eligibility in order to complete an Employment Eligibility Verification (I-9) form. A list of acceptable documents is enclosed. Please note that, if you do not have one document from List A, you must bring one document from List B and one document from List C.

Please ensure that you bring the proper documentation with you on your first day of employment. Your subsequent failure to provide the necessary documentation as required by federal law may result in the termination of your employment. Please note that your name for payroll purposes must match exactly with your social security records.

To expedite the orientation process, please complete the attached forms and bring these with you on your first day. They will be collected during orientation. If you have any questions regarding completion of these forms, you may ask those during orientation.

Please acknowledge your acceptance of this offer by signing and returning the original of this letter to me no later than your first day of employment. A copy of the letter is enclosed for your records. If you wish to return this document via fax, the Human Resources fax number is 757-259-4286. The original must still be returned. Lumber Liquidators’ mailing address is 3000 John Deere Road, Toano, VA 23168. You may also bring the letter with you on your first day of employment if you’re unable to ensure delivery to me prior to your first day. If you have questions regarding any of the above, please feel free to contact me at 757-566-7486.

Please note that your employment with Lumber Liquidators is at-will and neither this document nor any other oral or written representations may be considered a contract of employment for any specific length of time. You retain the option, as does Lumber Liquidators, of ending your employment with Lumber Liquidators at any time, with or without notice and with or without cause.

Carl, we are pleased and excited that you will be joining the Lumber Liquidators team! We look forward to working with you to further our success. Please let me know if I can do anything now or in the future to help you.

Welcome aboard!

Sincerely,

/s/ Kelli Carter

Kelli Carter

Senior Recruiter

ACKNOWLEDGEMENT and AGREEMENT: As indicated by my signature below on this letter, I acknowledge its receipt and my understanding of its contents. I agree, that should I terminate employment with Lumber Liquidators; any monies owed for personal expenses will be deducted from my final paycheck.

Signature:	/s/ Carl R. Daniels	Date:	9/8/2011
Mr. Carl R. Daniels

Cc:     Jean Matherne - SVP, Human Resources

Attachments:	Form VA-4 Virginia State Tax Withholding
Form 1-9
New Hire Announcement Form
Confidentiality, Non-Solicitation and Non-Competition Agreement
Annual Bonus Plan Document Executive Management
Relocation Expense Agreement
Relocation Reimbursement Form
Corporate Relocation Policy